FOR IMMEDIATE RELEASE
                                                         CONTACT:
                                                         JON S. BENNETT
                                                         VICE PRESIDENT AND
                                                         CHIEF FINANCIAL OFFICER
                                                         MAJESTIC STAR CASINO
                                                         (702) 388-2224

                         MAJESTIC STAR CASINO ANNOUNCES
                    FOURTH QUARTER AND FULL YEAR 2003 RESULTS


MARCH 2, 2004, LAS VEGAS, NV -- The Majestic Star Casino, LLC ("MSC") today announced financial results for the three- and twelve-month periods ended December 31, 2003. MSC is a multi-jurisdictional gaming company that directly owns and operates one dockside gaming facility located in Gary, Indiana ("Majestic Star"), and through its wholly owned subsidiary, Majestic Investor Holdings, LLC ("MIH"), two Fitzgeralds brand casinos located in Tunica, Mississippi ("Fitzgeralds Tunica" or with respect to the operating subsidiary "Barden Mississippi Gaming, LLC") and Black Hawk, Colorado ("Fitzgeralds Black Hawk" or with respect to the operating subsidiary "Barden Colorado Gaming, LLC"). MSC also provides management services to Barden Nevada Gaming, LLC ("BNG") for a fee. BNG is owned by Barden Development, Inc. ("BDI"). Unless indicated otherwise, the "Company" refers to The Majestic Star Casino, LLC and all of its direct and indirect subsidiaries.

Consolidated Results

Before charges related to the early extinguishment of debt and loss on discontinued operations, the Company, for the three- and twelve-month periods ended December 31, 2003, had a net loss of $1.5 million and net income of $81,000, respectively, compared to a net loss of $1.3 million and net income of $3.3 million, respectively, for the three- and twelve-month periods ended December 31, 2002. As a result of refinancing almost all of the Company's outstanding debt during the three-month period ended December 31, 2003, the Company incurred charges for the early extinguishment of debt totaling $32.0 million (the "Refinancing Charges"), which reflects premiums paid and the write-off of original issue discount and deferred financing costs related to the redeemed and retired notes. Also, during the three-month period ended December 31, 2003, the Company recognized a loss on discontinued operations. MSC, through its wholly owned subsidiary, MIH, spun-out its equity interests in BNG to BDI, MSC's parent company. Concurrent with the spinout, MIH wrote down the assets of BNG to their fair market value. The write down resulted in a $10.0 million charge. MIH also recognized losses from discontinued operations of $455,000 and $640,000 for the three-month periods ended December 31, 2003 and 2002, respectively, and $2.0 million in both twelve-month periods ended December 31, 2003 and 2002, respectively. As a consequence of the charges discussed above, the net loss was $43.9 million in both the three- and twelve-month periods ended December 31, 2003, compared to a net loss

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               2

of $2.0 million and net income of $1.3 million, respectively, during the same periods in 2002.

Net revenues for the three-month period ended December 31, 2003 were $63.0 million, compared to $63.2 million in the same three-month period last year, a decrease of $232,000. Net revenues for the twelve-month period ended December 31, 2003 totaled $261.8 million compared to $263.1 million for the same period in 2002. The Company's lower net revenues were met with higher gaming tax expenses of $3.0 million and $6.6 million, respectively, during the three- and twelve month periods ended December 31, 2003 when compared to similar periods in the prior year. Included in the $6.6 million gaming tax expense increase is a $2.1 million charge taken by the Company in June 2003 for a retroactive gaming tax assessment in Indiana. Higher corporate expenses of $696,000, primarily the result of adding staff earlier in the year and $1.1 million of incremental parking garage lease expense, which results from a full year of operations, also reduced net income for the year ended December 31, 2003.

Adjusted EBITDA for the three-month period ended December 31, 2003 was $10.7 million, compared to $11.8 million in the same period last year, a decrease of $1.1 million. Adjusted EBITDA for the twelve-month period ended December 31, 2003 totaled $53.4 million compared to $56.2 million for the same period in 2002. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization and other non-operating expenses (primarily non-usage fees on the credit facility)) adjusted for loss on investment in Buffington Harbor Riverboats, LLC (which is solely depreciation), Refinancing Charges, gain on bond redemption (in 2002), loss on discontinued operations, and a non-recurring retroactive gaming tax charge. Adjusted EBITDA was negatively impacted by much higher gaming taxes, corporate expenses and parking garage lease expenses as discussed above. In addition, the Company expensed $20,000 and $199,000, respectively, during the three- and twelve-month periods ended December 31, 2003, which it contributed to defeat an initiative that would have legalized slot machines at five racetracks in Colorado. See note 1 for a detailed explanation as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures and a reconciliation of net income to EBITDA and adjusted EBITDA.

Don H. Barden, the Company's Chairman, President and Chief Executive Officer stated "that consolidated adjusted EBITDA was lower in 2003 primarily due to higher gaming taxes. If the Company would have paid gaming taxes at the same effective tax rate as that experienced during 2002, adjusted EBITDA in 2003 would have been $4.8 million higher and adjusted EBITDA would have increased in 2003 by 3.5%."

The Company ended the year with $22.1 million of available cash. Total debt outstanding at December 31, 2003 was $301.7 million consisting of $260.0 million of 9-1/2% Senior Secured Notes, $15.7 million (net of original issue discount) of 11.653% notes and $26.0 million drawn on the Company's $80.0 million credit facility. The Company spent $18.5 million on capital expenditures during the twelve-month period ended December 31, 2003, principally for the purchase of slot machines, ticket-in ticket-out technology and new casino management systems. On February 11, 2004, the

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               3

Company acquired approximately 170 acres of property from a related entity for $21.9 million, which was determined utilizing an independent appraisal. The Company drew $20.0 million on its $80.0 million credit facility to fund the acquisition. The Company plans on spending an additional $18.0 million on capital expenditures in 2004.

Majestic Star Casino (property operations only)

Net losses, before Refinancing Charges, for the three- and twelve-month periods ended December 31, 2003 were $4.4 million and $2.3 million, respectively. This compares to a net loss of $149,000 and a net income of $3.2 million, respectively, for the three- and twelve-month periods ended December 31, 2002.

Net revenues were $33.5 million and $138.9 million, respectively, for the three-and twelve month periods ended December 31, 2003, compared to $34.4 million and $135.1 million, respectively, during the same periods in 2002. For the three-month period ended December 31, 2003, revenues were negatively impacted by a casino remodel project that began in July and was completed during the fourth quarter. New carpet was installed, the property's slot floor was reconfigured and bathrooms were remodeled. In addition, the South Shore Grille at Buffington Harbor (the pavilion and docking facility that Majestic Star shares with its joint venture partner Trump Indiana) ("BHR") shut down to allow the Compass Group USA, Inc., an independent food and beverage company, to remodel and operate the food outlet. The South Shore Grille reopened on December 26, 2003 as Koko Taylor's Blues Cafe. In addition, Compass Group remodeled and reopened the Skyline Buffet on December 10, 2003 as Passports World Class Buffet. The Skyline Buffet was closed earlier in the year. While Majestic Star has some limited food operations on the boat, the restaurant facilities at BHR provide the main food outlets for Majestic Star's patrons.

Property financial performance was negatively impacted by a substantial increase in gaming tax expense and greater lease expense associated with the parking garage at the casino. Gaming taxes increased $1.9 million and $4.5 million, respectively, for the three- and twelve-month periods ended December 31, 2003 compared to the similar periods in 2002. The primary reason for the higher taxes was a change made to the tax structure on July 1, 2002 that corresponded to legislation approving dockside gaming. In addition to the aforementioned gaming taxes, in June 2003, Majestic Star recognized a $2.1 million, non-recurring, gaming tax charge when the Indiana legislature determined that all casinos that implemented dockside gaming needed to pay taxes under the new structure effective July 1, 2002 and not the date the casinos actually began dockside gaming.

Parking garage lease expenses were $515,000 and $2.1 million, respectively, for the three- and twelve-month periods ended December 31, 2003 compared to $448,000 and $964,000, respectively, for the same periods in 2002. The parking garage opened in May 2002 with Majestic Star making lease payments starting in June 2002. Majestic Star incurred a full year of lease expense in 2003.

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


MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               4

In addition to the disruptions caused by the casino remodel project and changes to the food operations at BHR, Majestic Star's net revenues for both the three- and twelve-month periods ended December 31, 2003 were impacted by the soft economy and intense competition for gaming customers in the northwest Indiana and Chicago markets. We also believe the war with Iraq negatively impacted our results earlier in the year.

Adjusted EBITDA at Majestic Star was $4.5 million and $25.3 million, respectively, for the three- and twelve-month periods ended December 31, 2003, compared to $5.6 million and $26.7 million, respectively, for the three- and twelve-month periods ended December 31, 2002. Adjusted EBITDA reflects property operations only and is EBITDA adjusted for the non-recurring $2.1 million retroactive gaming tax charge in 2003.

Lake County, Indiana is in the process of a general reassessment of property values for purposes of property taxes. Majestic Star's riverboat vessel and parcels of land owned by BHR and Buffington Harbor Parking Associates (a joint venture between an affiliate of Majestic Star and Trump Indiana and for which Majestic Star is a lessee) ("BHPA") are all located in Lake County, and were recently notified of an increase in assessed values. Majestic Star, in consultation with legal counsel, believes that the assessed values are excessive based on recent independent appraisals of similar land parcels. In addition, in the case of the riverboat vessel, Majestic Star believes that the assessed value was determined using an incorrect asset classification, which fact has been tentatively confirmed by the assessor.

The reassessment process for Lake County has been outsourced to a third-party contractor. County officials have publicly acknowledged that the process is taking longer than expected and that many of the assessments of value are being appealed by taxpayers, as is the case with Majestic Star. Until the process of assessment is complete and an accurate property base is established, a rate of tax cannot be determined. Accordingly, while Majestic Star has received notification of assessed values, it has not received a property tax bill nor can it reasonably determine a rate of tax to estimate its liability.

In accordance with procedures set by the assessor's office, Majestic Star has paid 70% of its 2002 tax liability as a deposit against the tax. Majestic Star has recorded an accrual for the remaining 2002 tax liability and the 2003 tax liability, which is equivalent to the full year 2002 tax liability, plus a factor for inflation, pending additional information from Lake County. In total, Majestic Star's property taxes, plus its share of taxes passed-through from BHR and BHPA were approximately $2,653,000 on an annual basis. A significant increase in tax could be material to the Company's results of operations. Depending on the status of the tax rate-setting process, it is reasonably possible that the Company's estimate of taxes due could change between this press release and the actual filing of the Company's annual financial statements.

Fitzgeralds Tunica (property only)

Net income for the three- and twelve-month periods ended December 31, 2003 was $2.3 million and $12.4 million, respectively. This compares to net income of $2.5 million and $14.3 million, respectively, for the three- and twelve-month periods ended December 31, 2002. Net income for the twelve-month period ended December 31, 2003 was most notably impacted by lower net revenues. The management team at Fitzgeralds Tunica timely implemented effective cost containment strategies in order to reduce expenses during periods of soft market conditions and lower revenues. Even though EBITDA (defined as earnings before interest, taxes, depreciation and amortization) was down compared to the twelve-month period ended December 31, 2002, Fitzgeralds Tunica had its second best EBITDA year ever.

EBITDA at Fitzgeralds Tunica was $4.3 million and $20.2 million, respectively, for the three- and twelve-month periods ended December 31, 2003, compared to $4.4 million and $21.7 million, respectively, for the three- and twelve-month periods ended December 31, 2002 (there were no adjustments to EBITDA in either 2002 or 2003).

Net revenues were $21.1 million and $89.2 million, respectively, for the three- and twelve-month periods ended December 31, 2003, compared to $20.6 million and $92.8 million, respectively, during the same periods in 2002. For the three-month period ended December 31, 2003, revenues were improved as the result of slightly better market conditions and fairly aggressive direct mail and patron comping. Adversely impacting net revenues was a hotel remodel program that impacted two floors or approximately 20% of the property's 507 rooms. Management began the room remodel program on December 1, 2003 and the project was completed in mid-February 2004.

For the twelve-month period ended December 31, 2003, the property experienced declining revenues due to disruptions caused by a casino remodel project which included new carpet, the soft economy, intense competition for gaming customers in the markets in which Fitzgeralds Tunica competes and a period of severe weather.

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

MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               5


Fitzgeralds Black Hawk (property only)

Net income for the three- and twelve-month periods ended December 31, 2003 was $1.5 million and $6.5 million, respectively. This compares to net income of $1.7 million and $6.7 million, respectively, for the three- and twelve-month periods ended December 31, 2002. Net revenues were $8.4 million and $33.6 million, respectively, for the three- and twelve-month periods ended December 31, 2003, compared to $8.1 million and $35.1 million, respectively, during the same periods in 2002. Casino revenues for the twelve-month period ended December 31, 2003 were down slightly in the Black Hawk market when compared to the same period in 2002.

EBITDA at Fitzgeralds Black Hawk was $2.0 million and $8.2 million, respectively, for the three- and twelve-month periods ended December 31, 2003, compared to $2.1 million and $8.2 million, respectively, for the three- and twelve-month periods ended December 31, 2002 (there were no adjustments to EBITDA in either 2002 or 2003). Management's continued focus on higher margin guests and reduced marketing expenses has contributed to flat EBITDA despite a $1.5 million decrease in net revenues for the twelve-month period ended December 31, 2003.

This press release includes statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Words such as "believes", "anticipates", "estimates", "plans", "intends", "expects", "will" or "could" used in the Company's press releases and reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its current knowledge of its business and operations, there can be no assurances that actual results will not materially differ from expected results. The Company cautions that these and similar statements included in this press release and in previously filed periodic reports are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation: the risk of the Company's joint venture partner not making its lease payments when due in connection with the parking facility at Buffington Harbor; the ability to fund planned development needs and to service debt from existing operations and from new financing; increased competition in existing markets or the opening of new gaming jurisdictions; a decline in the public acceptance of gaming; the limitation, conditioning or suspension of our gaming licenses; increases in or new taxes imposed on gaming revenues, admissions and gaming devices; a finding of unsuitability by regulatory authorities with respect to the Company or its officers or key employees; loss and/or retirement of key employees; significant increase in fuel or transportation prices; adverse economic conditions in the Company's markets; severe and unusual weather in the Company's markets; adverse results of significant litigation matters; non-renewal of the Company's gaming licenses from the appropriate governmental authorities; and continuing effects of terrorist attacks and any future occurrences of terrorist attacks or other destabilizing events.

For more information on these and other factors, see the Company's and MIH's most recently filed annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and factors that may affect future results contained throughout this press release. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

The Company has scheduled a conference call for Wednesday, March 3, 2004 at 10:00 a.m. (Eastern Time) to discuss both the three- and twelve-month periods ended December 31, 2003 results. The dial-in number is (800) 391-2548. Please provide pass code number VB852247 to the operator. The moderator will be Michael E. Kelly, Executive Vice President and Chief Operating Officer for the Company. A replay number will be available at (800) 355-2355, pass code 852247#. Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer at (702) 388-2224.

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
MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               6

Financial/Statistical Tables, Consolidated Statement of Operations and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

The following tables reflect operating income, net revenues, casino revenues, gaming devices, win per gaming device and hotel statistical information (Fitzgeralds Tunica only), for the three- and twelve-month periods ended December 31, 2003 and December 31, 2002 at the Company's properties. This information is exclusive of the Refinancing Charges discussed previously.


($ in millions, except for win per gaming unit)



                                             THREE MONTHS ENDED
                                                DECEMBER 31,         INCREASE   % INCREASE
Majestic Star (property only)                 2003        2002      (DECREASE)  (DECREASE)
                                           -------------------------------------------------
Operating income                              $    2.3    $    3.4      $  (1.1)     -32.4%
Net revenues                                  $   33.5    $   34.4      $  (0.9)      -2.6%
Casino revenues                               $   33.1    $   34.0      $  (0.9)      -2.6%
Slot revenues                                 $   27.8    $   28.0      $  (0.2)      -0.7%
Table game revenues                           $    5.3    $    6.0      $  (0.7)     -11.7%
Average number of slot machines                  1,501       1,541          (40)      -2.6%
Average win per slot machine per day          $  201.1    $  197.0      $   4.1        2.1%
Average number of table games                       50          55           (5)      -9.1%
Average win per table game per day            $1,158.4    $1,199.0      $ (40.6)      -3.4%



                                              Twelve Months Ended
                                                December 31,         Increase   % Increase
Majestic Star (property only)                 2003        2002      (Decrease)  (Decrease)
                                           -------------------------------------------------
Operating income                              $   15.0    $   17.6      $  (2.6)     -14.8%
Net revenues                                  $  138.9    $  135.1      $   3.8        2.8%
Casino revenues                               $  136.6    $  132.6      $   4.0        3.0%
Slot revenues                                 $  114.6    $  113.1      $   1.5        1.3%
Table game revenues                           $   22.0    $   19.5      $   2.5       12.8%
Average number of slot machines                  1,523       1,508           15        1.0%
Average win per slot machine per day          $  206.1    $  205.0      $   1.1        0.5%
Average number of table games                       52          53           (1)      -1.9%
Average win per table game per day            $1,149.0    $1,009.0      $ 140.0       13.9%





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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                              7


($ in millions, except for win per gaming unit and hotel average daily rate)



                                             THREE MONTHS ENDED
                                                DECEMBER 31,         INCREASE   % INCREASE
Fitzgeralds Tunica (property only)            2003        2002      (DECREASE)  (DECREASE)
                                           -------------------------------------------------
Operating income                              $   2.3     $   2.5       $  (0.2)      -8.0%
Net revenues                                  $  21.1     $  20.6       $   0.5        2.4%
Casino revenues                               $  20.1     $  19.6       $   0.5        2.6%
Slot revenues                                 $  18.1     $  17.7       $   0.4        2.3%
Table game revenues                           $   2.0     $   1.9       $   0.1        5.3%
Average number of slot machines                 1,352       1,351             1        0.1%
Average win per slot machine per day          $ 145.1     $ 142.3       $   2.8        1.9%
Average number of table games                      34          34             -        0.0%
Average win per table game per day            $ 656.0     $ 609.5       $  46.5        7.6%
Hotel occupancy                                  89.2%       88.5%          0.7%       0.8%
Hotel average daily rate                      $ 46.00     $ 46.84       $ (0.84)      -1.8%




                                             TWELVE MONTHS ENDED
                                                DECEMBER 31,
Fitzgeralds Tunica (property only)            2003        2002       DECREASE    % DECREASE
                                           -------------------------------------------------
Operating income                              $  12.3     $  14.3       $  (2.0)     -14.0%
Net revenues                                  $  89.2     $  92.8       $  (3.6)      -3.9%
Casino revenues                               $  84.4     $  88.2       $  (3.8)      -4.3%
Slot revenues                                 $  76.2     $  79.3       $  (3.1)      -3.9%
Table game revenues                           $   8.2     $   8.9       $  (0.7)      -7.9%
Average number of slot machines                 1,351       1,371           (20)      -1.5%
Average win per slot machine per day          $ 154.4     $ 158.4       $  (4.0)      -2.5%
Average number of table games                      34          34             -        0.0%
Average win per table game per day            $ 663.0     $ 719.9       $ (56.9)      -7.9%
Hotel occupancy                                  92.2%       93.4%         -1.2%      -1.3%
Hotel average daily rate                      $ 47.23     $ 48.13       $ (0.90)      -1.9%





($ in millions, except for win per gaming unit)



                                             THREE MONTHS ENDED
                                                DECEMBER 31,         INCREASE   % INCREASE
Fitzgeralds Black Hawk (property only)        2003        2002      (DECREASE)  (DECREASE)
                                           -------------------------------------------------
Operating income                              $    1.5    $    1.7      $  (0.2)     -11.8%
Net revenues                                  $    8.4    $    8.1      $   0.3        3.7%
Casino revenues                               $    8.5    $    8.4      $   0.1        1.2%
Slot revenues                                 $    8.3    $    8.2      $   0.1        1.2%
Table game revenues                           $    0.2    $    0.2      $     -        0.0%
Average number of slot machines                    594         594            -        0.0%
Average win per slot machine per day          $  152.9    $  149.7      $   3.2        2.1%
Average number of table games                        6           6            -        0.0%
Average win per table game per day            $  340.4    $  329.5      $  10.9        3.3%


MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                              8

($ in millions, except for win per gaming unit)


                                             TWELVE MONTHS ENDED
                                                DECEMBER 31,         INCREASE   % INCREASE
Fitzgeralds Black Hawk (property only)        2003        2002      (DECREASE)  (DECREASE)
                                           -------------------------------------------------
Operating income                              $    6.5    $    6.7      $  (0.2)      -3.0%
Net revenues                                  $   33.6    $   35.1      $  (1.5)      -4.3%
Casino revenues                               $   34.5    $   36.0      $  (1.5)      -4.2%
Slot revenues                                 $   33.8    $   35.3      $  (1.5)      -4.2%
Table game revenues                           $    0.7    $    0.7      $     -        0.0%
Average number of slot machines                    593         593            -        0.0%
Average win per slot machine per day          $  155.9    $  163.1      $  (7.2)      -4.4%
Average number of table games                        6           6            -        0.0%
Average win per table game per day            $  323.0    $  329.6      $  (6.6)      -2.0%






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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               9

THE MAJESTIC STAR CASINO, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)


                                          FOR THE THREE MONTHS ENDED         FOR THE TWELVE MONTHS ENDED
                                                  DECEMBER 31,                       DECEMBER 31,
                                      ---------------------------------  -----------------------------------
                                           2003              2002              2003              2002
                                      ----------------  ---------------  -----------------  ----------------
Revenues
    Casino                               $  61,751,830    $  61,926,300    $ 255,385,819    $ 256,828,271
    Rooms                                    1,890,760        1,888,942        7,932,811        8,160,611
    Food and beverage                        3,139,044        2,962,406       12,799,586       12,812,763
    Other                                    1,013,624          823,409        3,966,417        3,506,074
                                         -------------    -------------    -------------    -------------
      Total                                 67,795,258       67,601,057      280,084,633      281,307,719
    Less promotional allowances              4,803,543        4,377,635       18,301,474       18,205,607
                                         -------------    -------------    -------------    -------------
      Net                                   62,991,715       63,223,422      261,783,159      263,102,112
                                         -------------    -------------    -------------    -------------

COSTS AND EXPENSES
    Casino                                  20,830,378       20,816,326       84,211,678       84,616,731
    Rooms                                      630,488          655,362        2,552,127        2,684,354
    Food and beverage                        1,293,797        1,436,660        5,262,936        5,824,733
    Other                                      329,340          285,391        1,179,893        1,030,061
    Gaming taxes                            12,991,313        9,955,209       55,252,255       48,671,035
    Advertising and promotion                3,713,508        4,400,308       14,666,285       16,137,600
    General and administrative              10,544,234       11,634,682       39,652,724       41,179,508
    Corporate expenses                         921,142        1,202,445        3,456,171        2,759,744
    Economic Incentive - City of Gary          996,026        1,021,009        4,103,010        3,980,501
    Depreciation and amortization            4,211,209        4,536,557       17,488,800       18,124,835
    Loss on investment in Buffington
      Harbor Riverboats, LLC                   600,828          618,013        2,395,436        2,424,392
    Loss on sale of assets                      11,468            5,009          117,097            5,470
    Pre-opening expenses                             -                -                -           13,391
                                         -------------    -------------    -------------    -------------
      Total                                 57,073,731       56,566,971      230,338,412      227,452,355
                                         -------------    -------------    -------------    -------------

Operating income                             5,917,984        6,656,451       31,444,747       35,649,757
                                         -------------    -------------    -------------    -------------

OTHER INCOME (EXPENSE)
    Interest income                             24,188           56,438          104,331          181,287
    Interest expense                        (7,414,831)      (8,074,335)     (31,282,788)     (32,406,270)
    (Loss) gain on bond redemption         (31,960,083)          68,957      (31,960,083)          68,957
    Other expense                              (43,772)         (41,385)        (185,574)        (183,200)
                                         -------------    -------------    -------------    -------------
      Total other expense                  (39,394,498)      (7,990,325)     (63,324,114)     (32,339,226)
                                         -------------    -------------    -------------    -------------

(Loss) income from continuing
    operations                             (33,476,514)      (1,333,874)     (31,879,367)       3,310,531
                                         -------------    -------------    -------------    -------------

DISCONTINUED OPERATIONS
    Loss on Barden Nevada Gaming,
      including $10,000,000 write-down
      of assets to fair market value
      at spin-off                          (10,455,232)        (640,002)     (11,972,607)      (1,994,777)
                                         -------------    -------------    -------------    -------------

NET (LOSS) INCOME                          (43,931,746)      (1,973,876)     (43,851,974)       1,315,754
                                         =============    =============    =============    =============















                                     -more-

MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                              10

Note 1: EBITDA and adjusted EBITDA are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measures provide a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believe that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company's ability to service or incur debt and for estimating the Company's underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs such as the charge at Majestic Star for retroactive gaming taxes. The Loan and Security Agreement governing the Company's $80.0 million credit facility requires that the Company maintain certain minimum EBITDA and adjusted EBITDA levels. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA is presented below.

MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                              11


THE MAJESTIC STAR CASINO, LLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)


                                                         For the Three Months                For the Twelve Months
                                                          Ended December 31,                   Ended December 31,
                                                        2003               2002              2003              2002
                                                  ----------------   ---------------   ---------------   ---------------
MAJESTIC STAR                                                                 (in thousands)
Net (loss) income                                 $       (14,404)   $         (149)   $      (12,353)   $        3,221
Interest expense, net                                       6,658             3,516            17,219            14,261
Depreciation and amortization                               1,637             1,531             5,834             6,617
Other non-operating expenses (1)                               43                38               156               142
                                                  ----------------   ---------------   ---------------   ---------------
EBITDA                                            $        (6,066)   $        4,936    $       10,856    $       24,241
Loss on investment in BHR (2)                                 601               618             2,395             2,425
Loss on bond redemption (3)                                10,008                 -            10,008                 -
Retroactive gaming tax charge (6)                               -                 -             2,072                 -
                                                  ----------------   ---------------   ---------------   ---------------
Adjusted EBITDA                                   $         4,543    $        5,554    $       25,331    $       26,666
                                                  ================   ===============   ===============   ===============

FITZGERALDS TUNICA
Net income                                        $         2,279    $        2,481    $       12,352    $       14,316
Interest income                                                (2)               (5)              (11)              (28)
Depreciation and amortization                               1,997             1,892             7,820             7,373
                                                  ----------------   ---------------   ---------------   ---------------
EBITDA                                            $         4,274    $        4,368    $       20,161    $       21,661
                                                  ================   ===============   ===============   ===============

FITZGERALDS BLACK HAWK
Net income                                        $         1,502    $        1,658    $        6,462    $        6,702
Interest income                                                 -                (1)                -                (8)
Depreciation and amortization                                 468               447             1,730             1,537
                                                  ----------------   ---------------   ---------------   ---------------
EBITDA                                            $         1,970    $        2,104    $        8,192    $        8,231
                                                  ================   ===============   ===============   ===============

MAJESTIC INVESTOR HOLDINGS
Net loss                                          $       (33,308)   $       (5,964)   $      (50,313)   $      (22,924)
Interest expense, net                                         735             4,508            13,971            18,000
Depreciation and amortization                                 109               667             2,105             2,597
Other non-operating expenses  (1)                               -                 3                29                42
                                                  ----------------   ---------------   ---------------   ---------------
EBITDA                                             $      (32,464)   $         (786)   $      (34,208)   $       (2,285)
Loss (gain) on bond redemption (3)(4)                      21,952               (69)           21,952               (69)
Loss from discontinued operations (5)                      10,455               640            11,973             1,995
                                                  ----------------   ---------------   ---------------   ---------------
Adjusted EBITDA (7)                                $          (57)   $         (215)   $         (283)   $         (359)
                                                  ================   ===============   ===============   ===============

TOTAL CONSOLIDATED
Net (loss) income                                  $      (43,931)   $       (1,974)   $      (43,852)   $        1,315
Interest expense, net                                       7,391             8,018            31,179            32,225
Depreciation and amortization                               4,211             4,537            17,489            18,124
Other non-operating expenses  (1)                              43                41               185               184
                                                  ----------------   ---------------   ---------------   ---------------
EBITDA                                             $      (32,286)   $       10,622    $        5,001    $       51,848
Loss on investment in BHR  (2)                                601               618             2,395             2,425
Loss (gain) on bond redemption  (3)                        31,960               (69)           31,960               (69)
Loss from discontinued operations  (5)                     10,455               640            11,973             1,995
Retroactive Gaming Tax Charge  (6)                              -                 -             2,072                 -
                                                  ----------------   ---------------   ---------------   ---------------
Adjusted EBITDA                                    $       10,730    $       11,811    $       53,401    $       56,199
                                                  ================   ===============   ===============   ===============



Notes:
(1)      Non-usage fees on the Company's Credit Facilities.
(2)      Represents depreciation expense from Buffington Harbor Riverboats, LLC.
(3) Non-recurring charges resulting from refinancing substantially all of the Company's debt for the three- and twelve-month periods ended December 31, 2003.
(4) Gain on redemption of debt in the three- and twelve-month periods ended December 31, 2002.
(5) Write down of Barden Nevada Gaming, LLC to fair market value plus the loss related to operations.
(6)      Non-recurring tax assessment in June 2003.
(7) Inclusive of $20,000 and $199,000 for the three- and twelve-month periods, respectively, of expense to defeat the initiative in Colorado that would have allowed slot machines at five race tracks. While management believes such amounts to be unusual, they are not non-recurring in nature and have not been included in adjustments to EBITDA.